Exhibit 2.5

July 7, 2023

Ladies and Gentlemen:

We are acting as counsel to Mass Megawatt Wind Power, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of the Company’s Offering Statement on Form 1-A, Post Qualification Amendment Number Four. The Offering Statement covers 10,000,000 shares of common stock at price of $0.008 per share (the “Shares”).

In our capacity as such counsel, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction, of the Offering Statement, the form of Subscription Agreement and such corporate records, previous post-effective amendments, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.

On the basis of such examination, we are of the opinion that:

1.	The Shares have been duly authorized by all necessary corporate action of the Company, and the Company has sufficient shares authorized and unencumbered to fulfill the underlying offering.

2.	The Shares constitute, each in their own regard, valid and binding obligations of the Company enforceable against the Company according with the terms described therein.

3.	When issued and sold by the Company against payment therefore pursuant to the terms of the Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the use of our name in the Offering Statement, and we also consent to the filing of this opinion as an exhibit thereto.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

This opinion is limited to the matters expressly set forth in this letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. In the event that any of the facts are different from those that have been furnished to me and upon which I have relied, the conclusions as set forth above cannot be relied upon. This opinion is being furnished explicitly for use by the transfer agent of the Issuer, the Issuer itself, and clearing firms/agents of the Shareholder only, and may not be used or relied upon for any reason other than those expressly set forth herein, or be used by any other person, or reproduced without the express written consent of our firm. This opinion shall expire upon the failure of the Issuer to remain in compliance with all filing requirements.

No opinion is tendered regarding any federal or state law not specifically referenced herein. In reaching the conclusions expressed in this opinion, I have assumed the genuineness of all signatures and the authenticity, accuracy and completeness of the documents presented to me.

Very truly yours,

Joshua Navarro, Esq.
Smith Eilers, PLLC